UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported) December 23, 2005

GREAT LAKES BANCORP, INC.
(Exact name of registrant as specified in its charter)

DELAWARE
(State or other jurisdiction of incorporation)

000-50267	13-4237490
(Commission File Number)	(IRS Employer Identification No.)

2421 Main Street, Buffalo, New York	14214
(Address of principal executive offices)	(Zip Code)

(716) 961-1900
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 - Results of Operations - Financial Conditions

Item 8.01 - Voluntary Disclosure of Other Events

Great Lakes Bancorp, Inc. To Restructure Balance Sheet

Buffalo, NY, December 23, 2005 - Great Lakes Bancorp, Inc., parent of Greater Buffalo Savings Bank, today announced that it has initiated a series of transactions designed to restructure a portion of its balance sheet by selling approximately $86 million of low-yielding investment securities. As a result of these transactions, Great Lakes will incur after tax charges of approximately $2.4 million or $.61 per diluted share, in the fourth quarter of 2005.

Great Lake's management believes that this strategic initiative will reduce interest rate risk exposures and increase Great Lake's net interest income, net interest margin and net earnings in future periods. Since its inception in 1999 Greater Buffalo Savings Bank's deposit growth has far out paced its ability to prudently build the bank's loan portfolios resulting in excess funds being invested in the bank's security portfolio. Over the past six years the bank has purchased the highest yielding highest quality securities available while maintaining the average life of the portfolio at less than five years. During this period interest rates reached historic lows and as a result the bank's portfolio contained a substantial amount of low yielding securities. With the prospects of further increases in short term interest rates and the potential for a continuation of the current flat yield curve for the foreseeable future, management and the Board of Directors have taken these actions which they believe will enhance future shareholder value.

In summary, Great Lakes has sold approximately $86 million of available for sale, fixed rate investment securities with an average yield of 3.93% and an expected average life of 3.3 years. The proceeds will be reinvested in a combination of investment securities and purchased loans. The investment securities are expected to have an approximate yield of 5.65% with an expected average life comparable to the securities which were sold. Until such loans to be purchased are identified the proceeds will be used to repay overnight borrowings or be held in cash equivalent securities. In the event that suitable loans can not be acquired, the balance of the proceeds will also be invested in securities. At this time, management estimates that it will recover the loss realized through increased earnings over the ensuing three years.

The information contained herein is being "furnished" in accordance with General Instruction B.2. of Form 8-K and shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liabilities of that section, nor shall it be deemed to be incorporated by reference in any filing under the Act, or the Exchange Act, except as expressly set forth by specific reference in such filing:

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Great Lakes Bancorp, Inc.

Date: December 23, 2005	By:	/s/ Andrew W. Dorn, Jr.
Name: Andrew W. Dorn, Jr.
Title: President and Chief Executive Officer (Principal Executive Officer)